Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Corn Products International, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Corn Products International, Inc. of our report dated February 27, 2009, with respect to the consolidated balance sheets of Corn Products International, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, comprehensive income, stockholders’ equity and redeemable equity, and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Corn Products International, Inc.

Our report on the financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, as of January 1, 2008, FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, as of January 1, 2007, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), on December 31, 2006.

/s/ KPMG LLP

Chicago, Illinois
July 16, 2009